EXHIBIT 5

                                  June 17, 1998

Board of Directors
n-Vision, Inc.
7680 Old Springhouse Road
Madison Building, First Floor
McLean, Virginia  22102

      Re:   n-Vision, Inc. 1996 Stock Option Plan

Ladies and Gentlemen:

         We have been requested by n-Vision, Inc. (the "Company") to issue a legal opinion in connection with the registration under the Securities Act of 1933 on Form S-8 of 500,000 shares of the Company's Common Stock, $0.01 par value (the "Shares"), to be issued under the n-Vision, Inc. 1996 Stock Option Plan (the "Plan"). We have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion. In our examination, we have assumed and have not verified (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity with the originals of all documents supplied to us as copies, and (iv) the accuracy and completeness of all corporate records and documents and of all certificates and statements of fact, in each case given or made available to us by the Company.

         Based on the foregoing and limited in all respects to Delaware law, it is our opinion that the Shares reserved under the Plans have been duly authorized and upon payment for and issuance of the Shares in the manner described in the Plan, will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement on Form S-8, and we consent to the use of our name under the heading "Interests of Named Experts and Counsel."

                                                     Sincerely,

                                                     PATTON BOGGS, L.L.P.


                                                     By: /s/ Mary M. Sjoquist
                                                         ____________________
                                                         Mary M. Sjoquist